Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Crocker Coulson, President
Phone: +86-536-7300-667	Phone: +1-646-213-1915 (New York)
Email: vincent.hu@yuhepoultry.com	Email: crocker.coulson@ccgir.com
www.yuhepoultry.com	Mr. Graham Reed, Financial Writer
Phone: +1-646-213-1915
Email: graham.reed@ccgir.com
www.ccgirasia.com

Yuhe International Inc. Reports Strong First Quarter 2009 Results

Weifang, Shandong Province, P.R.C. May 15, 2009 – Yuhe International, Inc. (OTC BB: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced strong financial results for the first quarter of its 2009 fiscal year.

Yuhe’s reported financial statements represent the consolidated results of Weifang Yuhe Poultry Co. Ltd. (“PRC Yuhe”) and Weifang Taihong Feed Co. Ltd. (“Taihong”), the Company’s two operating subsidiaries, from January 1, 2009 to March 31, 2009. For comparison purposes, the Company has provided a pro forma consolidated statement of operations for PRC Yuhe and Taihong for the three months ended March 31, 2008. These pro forma results are presented (in Table 4 below) and discussed because the Company considers them useful for investors as more indicative of the underlying performance of the business as currently constituted for the periods presented.

First Quarter 2009 Highlights

•	Revenue for the quarter was $10.9 million, up 320.6% compared to pro forma revenue in the first quarter of 2008

•	Gross profit for the quarter was $4.1 million, up 961.3% from pro forma gross profit in the same period last year

•	Operating income was $3.2 million, up from a pro forma operating loss of $78,466 a year earlier

•	Net income was $2.9 million, or $0.19 per basic and diluted share, up from a pro forma net loss of $0.1 million, or a loss of $0.01 per basic and diluted share for the same period in 2008

“We are pleased to start out our 2009 fiscal year with such strong top and bottom line growth,” stated Mr. Zhengtao Gao, chief executive officer of Yuhe International Inc. “In the first quarter of 2009, the broiler market remained strong despite the macro economic slowdown in China. With our mature breeder stock and recently expanded operations, we were able to take full advantage of favorable market conditions and generate excellent financial results in the quarter.”

First Quarter 2009 Results

Total reported revenue for the first quarter of 2009 equaled $10.9 million, up 320.6% from $2.6 million in pro forma revenue for the three month period ended March 31, 2008. The increase in revenues was driven by the increase in sales volume to 23.1 million day-old broilers in the first quarter of 2009 from 4.8 million birds in the same period a year earlier. The increase in sales volume was partially offset by a decrease in selling price to RMB 2.99 per bird in the first quarter of 2009 from RMB 3.27 per bird one year ago. The increase in sales volume was the result of an expansion in production capacity as well as an increase in parent breeder volume at the end of 2008.

Gross profit increased 961.3% to $4.1 million in the first quarter of 2009, compared to $0.4 million in pro forma gross profit in the prior year period. Gross margin was 37.2% compared to pro forma gross margin of 14.8% during the same period in 2008. The increase in gross margin was mainly attributable to the Company reaching a normal level of productivity in 2009 versus a low level of productivity in the first quarter of 2008.

Selling, general and administrative expenses for the first quarter of 2009 were $0.8 million, up 81.5% compared to pro forma operating expenses of $0.5 million for the first quarter of 2008. Selling expenses were $93,000 compared to $78,000 in the same period of 2008. The increase in selling expenses was primarily due to an increase in sales volume. Administrative expenses were $0.7 million in the three months ended March 31, 2009, up from $0.4 million in the same period of 2008. The increase in administrative expenses was mainly attributable to expenses associated with being a public company.

Operating income for the first quarter of 2009 totaled $3.2 million, up from a pro forma operating loss of $0.1 for the same period in 2008. Operating margin was 29.6% for the first quarter of 2009.

Net income for the three months ended March 31, 2009 was $2.9 million, or $0.19 per diluted share, up from a pro forma net loss of $0.1 million, or a loss of $0.01 per basic and diluted share, for the same period last year. For the first quarter of 2009 there were 15.7 million fully diluted weighted shares outstanding versus 10.1 million fully diluted weighted shares outstanding in the prior year period.

Financial Condition

As of March 31, 2009, the Company had $18.1 million in cash and cash equivalents, up from $13.4 million at December 31, 2008. Working capital was $18.7 million and the Company had a current ratio of 2.7 to 1. Shareholders equity stood at $44.8 million compared to $41.6 million at the end of 2008. Cash flows from operating activities in the first quarter of 2009 were $4.4 million.

The company plans to utilize its increase in cash for upcoming capital construction projects.

Business Outlook

For the remainder of 2009, Yuhe will remain focused on its capital construction plan, adding a third hatchery and two additional breeder farms with 100,000 sets of parent breeders each. In addition, the Company expects a new feed plant, currently under construction by Nongbiao Purina, will be finished during the second quarter of 2009. Once operational, Yuhe will perform quality analysis tests on Nongbiao Purina’s feed. If Nongbiao Purina’s feed meets Yuhe’s quality requirements, the production facility will become Yuhe’s sole feed supplier while its current in house feed production facility will cease operations.

For the fiscal year 2009 Yuhe International Inc. is forecasting $50 million in revenues and $13 million in net income with an anticipated sales volume of 110 million day old breeders. This exceeds the Company to meet its make good provision of $41.0 million in revenues and $12.3 million in net income.

“With a positive start to the new year, we look forward to continued growth throughout the remainder of 2009. In 2008, we saw uneven growth throughout the year due to a variety of one time factors. During the third quarter, many of our downstream customers lowered demand as they were forced to shut down due to electricity conservation measures and pollution restrictions put in place by the government due to the Olympics. What’s more, our production was uneven as we ramped up capacity throughout the year. In 2009 we expect to exhibit more consistent results from quarter to quarter now that many of our expansion projects have been completed and are operational,” stated Mr. Gao.

“While the recent outbreak of swine flu in North America has heightened concerns over livestock-borne illness, we foresee no imminent threats to our operations or the poultry industry in general in China. On the contrary, after the last outbreak of bird flu several years ago, the government implemented stringent safety and hygiene measures in the broiler industry. Yuhe not only meets, but exceeds these standards as we view product quality and safety as our top priority. As a result, we remain confident about trends in our operations and in the industry as a whole,” Mr. Gao concluded.

Upcoming Events

Yuhe International, Inc. will present at the upcoming China Rising Investment Conference to be held on May 18, 2009 at the Yale Club in New York. During the conference, Yuhe’s management will be available for one-on-one meetings.

Conference Call

The Company will host a conference call at 10:00 a.m. eastern time on Monday, May 18, 2009 to discuss results for the first quarter of fiscal year 2009. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-419-5570. International callers should dial +1-617-896-9871. When prompted by the operator, mention conference pass code 208 590 72. The call will be available to replay beginning at 12:00 p.m. eastern time for fourteen days after it occurs. If you would like to listen to the replay, please dial 1-888-286-8010 or +1-617-801-6888 from outside the US and enter pass code 21975169.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong Province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-  FINANCIAL TABLES FOLLOW-

Table 1               YUHE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Stated in US Dollars)

	For The Three Months Ended
	March 31
	2009	2008

Net revenue	$10,914,390	$1,103,551
Cost of revenue	(6,852,353)	(874,707)
Gross profit	4,062,037	228,844

Operating Expenses
Selling expenses	(92,940)	(48,540)
General and administrative expenses	(743,990)	(260,969)

Total operating expenses	(836,930)	(309,509)

Income (loss) from operations	3,225,107	(80,665)

Non-operating income (expenses)
Bad debts recovery	-	13,145
Interest income	96	158
Other income	15,509	5,900
Interest expenses	(325,427)	(180,474)
Other expenses	(465)	(30,545)
Total other income (expenses)	(310,287)	(191,816)

Net income (loss) before income taxes	2,914,820	(272,481)
Income taxes	-	-

Net income (loss)	$2,914,820	$(272,481)

Other comprehensive income
Foreign currency translation	48,272	417,921
Comprehensive income	$2,963,092	$145,440

Earnings (Loss) per share
Basic	$0.19	$(0.03)
Diluted	$0.19	$(0.03)

Weighted average shares outstanding
Basic	15,722,178	10,146,353
Diluted	15,722,178	10,146,353

Table 2               YUHE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,091,979	$13,412,205
Accounts receivable, net of allowances of $18,845 and $18,845	904	902
Inventories	7,076,604	6,644,961
Advances to suppliers	4,521,030	4,472,509

Total current assets	29,690,517	24,530,577

Plant and equipment, net	26,751,684	27,112,276
Deposits paid for acquisition of long term assets	2,219,243	2,280,988
Notes receivable, net and other receivable, net	103,228	74,720
Unlisted investments held for sale	299,804	299,427
Intangible assets, net	2,897,034	2,909,752
Due from related companies	3,669,798	3,706,589
Deferred expenses	596,287	604,973

Total assets	$66,227,595	$61,519,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,661,377	$4,606,055
Current portion of long term loans	292,158	1,356,832
Other payables	1,225,619	937,535
Accrued expenses and payroll related liabilities	2,000,062	2,125,587
Advances from customers	725,807	673,528
Loan from director	292,158	291,792
Other liabilities	286,107	285,132
Due to related companies	491,095	210,633

Total current liabilities	10,974,383	10,487,094

Non-current liabilities
Long-term loans	10,488,489	9,410,289

Total liabilities	21,462,872	19,897,383

Commitments and contingencies	-	-

Stockholders' Equity
Common stock at $.001 par value; authorized 500,000,000 shares authorized, 15,722,178 equivalent shares issued and outstanding	15,722	15,722
Additional paid-in capital	30,123,728	29,944,016
Retained earnings	13,437,493	10,522,673
Accumulated other comprehensive income	1,187,780	1,139,508

Total stockholders’ equity	44,764,723	41,621,919

Total liabilities and stockholders’ equity	$66,227,595	$61,519,302

Table 3           YUHE INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	For The Three Months Ended
	March 31
	2009	2008

Net cash provided by (used in) operating activities	$4,386,943	$(2,544,215)

Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(41,133)	(248,616)
Advance to notes receivable	(335)	(11,036,697)
Acquisition of subsidiaries	-	(10,567,946)
Proceeds received from related parties receivables	41,442	-
Advance to related companies	-	(208,458)

Net cash used in investing activities	(26)	(22,061,717)

Cash flows from financing activities
Proceeds from loan payable	-	778,870
Proceeds from related party payable	275,336	1,285,168
Capital contribution by shareholder	-	12,149,750
Proceeds from common stock sale - net of offering costs	-	12,205,586

Net cash flows provided by financing activities:	275,336	26,419,374

Effect of foreign currency translation on cash	17,521	124,985

Net increase in cash	4,679,774	1,938,427

Cash- beginning of period	13,412,205	1,050,168

Cash- end of period	$18,091,979	$2,988,595

Cash paid during the period for:
Interest paid	$357,632	$181,474
Income taxes paid	$-	$-

Non-cash investing activities:
Transfer of construction in progress to fixed assets	$1,831,131	$-

Table 4   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	All amounts,	All amounts,	All amounts,
	other than	other than	other than
	percentage, in	percentage, in	percentage, in
	U.S. dollars	U.S. dollars	U.S. dollars
	For the three	For the three	For the three
	months	months	months
	ended	ended	ended
	31-Mar	31-Mar	31-Mar
	2009	2008	2008
		(Pro forma)	(As reported)
Sales revenue	10,914,390	2,594,880	1,103,551
Costs of goods sold	6,852,353	2,212,145	874,707
Gross profit	4,062,037	382,735	228,844
Selling expenses	92,940	77,537	48,540
General and administrative expenses	743,990	383,664	260,969
Operating (loss) income	3,225,107	-78,466	-80,665
Bad debts recovery	-	233,038	13,145
Interest income	96	163	158
Other income	15,509	11,504	5,900
Interest expenses	325,427	266,641	180,474
Other expenses	465	30,545	30,545
Income taxes	-	-	-
Net income (loss)	2,914,820	-130,947	-272,481

The pro forma financial information above was prepared based on the unaudited financial results for the Company’s Weifang and Taihong subsidiaries for the three months ended March 31, 2008.

The pro forma financial information has been prepared based upon available information and assumptions that the Company believes are reasonable. However, the pro forma financial information is presented for illustrative and informational purposes only and does not purport to represent the Company’s actual results during the corresponding reporting periods nor is it necessarily indicative of the Company’s future performance.

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